Exhibit 99.1

NEWS RELEASE

Contacts:	Connie Chandler	Phil Harding, CEO
	Investor Relations	Multi-Fineline Electronix, Inc.
	714-573-1121	714-238-1488
investor_relations@mflex.com

M-FLEX REPORTS RECORD FINANCIAL RESULTS

FOR YEAR-END AND FOURTH QUARTER AND PROVIDES EARNINGS

GUIDANCE FOR FIRST QUARTER OF FISCAL 2005

Strong Financial Performance Is Driven By Continued Expansion of Global Markets

For Electronics Products That Utilize The Company’s

Advanced Flexible Circuit Boards And Innovative Assembly Technology.

Anaheim, CA, November 8, 2004 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal year ended September 30, 2004, increased by 95 percent to $253.0 million from $129.4 million for fiscal 2003, while net income for fiscal year 2004 increased 458 percent to $25.7 million, or $1.27 per diluted share, compared to $4.6 million, or $0.38 per diluted share, for fiscal 2003.

Net sales for the three-month period ended September 30, 2004, nearly doubled to $71.6 million from $35.9 million during the same period in 2003. Net income for the fourth quarter of fiscal 2004 was $9.1 million, or $0.37 per diluted share, compared to $11 thousand, or $0.00 per diluted share, for the same period in 2003.

The company’s fourth quarter and year-end earnings per share in fiscal 2004 were impacted by the weighted average effect of 5,000,000 shares issued in the company’s initial public offering in June 2004. Actual shares outstanding increased by 7,000 shares in the fiscal fourth quarter due to the exercise of stock options.

According to Phil Harding, M-FLEX’s chief executive officer, the company’s strong performance during the year was driven by: 1) an expanding demand worldwide in the wireless telecommunications sector for products such as mobile phones and personal digital assistants (PDAs) and 2) the significant increase in the number of flexible circuits as well as value-added components being incorporated into mobile devices. In addition, M-FLEX was successful in growing its business in other sectors of the electronics industry.

“The most significant gain in our revenue during fiscal 2004 was due to a 116 percent increase in sales to the wireless telecommunications sector during the year. In addition, growth in non-telecommunications sales was 31 percent and resulted from our ongoing efforts to expand our business into other segments of the electronics industry, including the industrial and medical sectors,” Harding said.

In the year ahead, Harding said, the company expects to continue to focus on such key business initiatives as:

•	diversifying its non-Motorola customer base within the wireless telecommunications sector. In fiscal 2004, Motorola represented approximately 80 percent of the company’s total sales;

•	penetrating new markets in Western Europe, Japan and China;

•	utilizing M-FLEX’s design expertise, manufacturing efficiencies and advanced technology to expand its market opportunities in the medical and industrial sectors of the electronics industry.

Among the programs currently underway that the company expects to continue to focus on is its ‘camera on flex’ program, Harding said. “M-FLEX has the advantage of being able to completely integrate the manufacturing process for camera modules – not only do we design and manufacture the flexible circuits upon which the camera chips are placed, but we also have the advanced technology required to assemble the cameras onto the flexible circuits. This is a major competitive advantage in the marketplace and allows M-FLEX to achieve greater manufacturing efficiencies while also maintaining a high quality of production,” he said.

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-FLEX expects its net sales for the first quarter ending December 31, 2004, to range between $78.0 million and $86.0 million and net income for the same period of between $7.0 million and $9.0 million.

Conference Call

M-FLEX will host a conference call at 5 p. m. Eastern time today to review its financial results for fiscal 2004 and its earnings guidance for the first quarter of fiscal 2005. The dial-in number for the call in North America is 800-565-5442 and 913-981-5591 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www. mflex.com. The webcast will be archived on the company’s website for 60 days following the call.

About M-FLEX

M-FLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-FLEX completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding net sales, net income, the growth of, and trends in, the global electronics market, competitive strengths, including manufacturing efficiencies and production quality, and growth and expansion of the company’s business and facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “estimate,” “aim,” or similar words. For all of the foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
Net sales	$71,586	$35,912	$253,049	$129,415
Cost of sales	54,610	31,652	197,412	107,418

Gross profit	16,976	4,260	55,637	21,997

Operating expenses:
Sales and marketing	1,897	1,471	7,649	5,621
General and administrative	2,514	2,478	11,569	8,669

Total operating expenses	4,411	3,949	19,218	14,290

Operating income	12,565	311	36,419	7,707
Interest (income) / expense, net	(20)	125	468	310
Other (income) / expense, net	(62)	169	100	525

Income before provision for income taxes	12,647	17	35,851	6,872
Provision for income taxes	(3,578)	(6)	(10,145)	(2,295)

Net income	$9,069	$11	$25,706	$4,577

Net income per share:
Basic	$0.39	$0.00	$1.33	$0.39
Diluted	$0.37	$0.00	$1.27	$0.38

Shares used in computing net income per share:
Basic	23,264,835	11,720,295	19,310,041	11,720,295
Diluted	24,314,271	11,990,342	20,306,842	11,978,610

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2004	September 30, 2003
Cash and cash equivalents	$38,377	$5,344
Accounts receivable, net	44,382	20,987
Inventories	39,217	21,929
Other current assets	4,193	2,220

Total current assets	126,169	50,480
Property, plant and equipment	59,914	42,340
Other assets	3,915	5,909

Total assets	$189,998	$98,729

Current liabilities	$47,208	$32,824
Long term debt	250	19,358
Other liabilities	1,456	1,061
Stockholders’ equity	141,084	45,486

Total liabilities and stockholders’ equity	$189,998	$98,729